                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                       (Amendment No. _________________)1

                                GRAVITY CO., LTD.
                       ----------------------------------
                                (Name of Issuer)

                          American Depositary Shares2
                       ----------------------------------
                         (Title of Class of Securities)

                                    38911N107
                       ----------------------------------
                                 (CUSIP Number)

                                  May 24, 2005
                       ----------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1 (b)

                               [X] Rule 13d-1 (c)

                               [ ] Rule 13d-1 (d)


-----------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

2 Each American Depositary Shares represents one-fourth of one common share, par value W500 per share.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                           Forms
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CUSIP NO. 38911N107                     13G                    Page 2 of 8 Pages

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
    (NONE)
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF                5.  SOLE VOTING POWER                      0
SHARES                   -------------------------------------------------------
BENEFICIALLY             6.  SHARED VOTING POWER                    1,424,066
OWNED BY EACH            -------------------------------------------------------
REPORTING                7.  SOLE DISPOSITIVE POWER                 0
PERSON WITH              -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER               1,424,066
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,424,066
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                         [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.12%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                           Forms
--------------------------------------------------------------------------------


CUSIP NO. 38911N107                     13G                    Page 3 of 8 Pages

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    GOVERNMENT OF SINGAPORE
    (NONE)
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF                5.  SOLE VOTING POWER                      0
SHARES                   -------------------------------------------------------
BENEFICIALLY             6.  SHARED VOTING POWER                    903,896
OWNED BY EACH            -------------------------------------------------------
REPORTING                7.  SOLE DISPOSITIVE POWER                 0
PERSON WITH              -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER               903,896
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    903,896
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                         [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    3.25%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                           Forms
--------------------------------------------------------------------------------


CUSIP NO. 38911N107                     13G                    Page 4 of 8 Pages

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    MONETARY AUTHORITY SINGAPORE
    (NONE)
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF                5.  SOLE VOTING POWER                      0
SHARES                   -------------------------------------------------------
BENEFICIALLY             6.  SHARED VOTING POWER                    520,170
OWNED BY EACH            -------------------------------------------------------
REPORTING                7.  SOLE DISPOSITIVE POWER                 0
PERSON WITH              -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER               520,170
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    520,170
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                         [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    1.87%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a). NAME OF ISSUER

               GRAVITY CO., LTD.

ITEM 1(b). ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

               Gravity Co., Ltd.
               Shingu Building
               620-2 Shinsa-Dong Gangnam-Gu
               Seoul, 135-894
               South Korea

ITEM 2(a). NAME OF PERSON FILING

               I    Government of Singapore Investment Corporation Pte Ltd

               II   Government of Singapore

               III  Monetary Authority of Singapore


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

               I           168 Robinson Road
                           #37-01 Capital Tower
                           Singapore 068912

               II, III c/o Government of Singapore Investment Corporation
                           Pte Ltd
                           168 Robinson Road
                           #37-01 Capital Tower
                           Singapore 068912

ITEM 2(c). CITIZENSHIP

               I, II & III Singapore

ITEM 2(d). TITLE OF CLASS OF SECURITIES

               American Depositary Shares

ITEM 2(e). CUSIP NUMBER

               38911N107


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A

               N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.        [X]

ITEM 4.  OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:

                                                                     Power to Vote         Power to Dispose
                                           No of Securities       -------------------     ------------------
Person                                     Beneficially Owned     Sole1       Shared1     Sole1      Shared1
----------------------------------         ------------------     -----       -------     -----      -------

Government of Singapore Investment
Corporation Pte Ltd                          1,424,066              0        1,424,066      0       1,424,066

Government of Singapore                        903,896              0          903,896      0         903,896

Monetary Authority of Singapore                520,170              0          520,170      0         520,170

Total (all Reporting Persons)                1,424,066              0        1,424,066      0       1,424,066


1 The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 903,896 securities beneficially owned by it with the Government of Singapore, shares power to vote and dispose of the 520,170 securities beneficially owned by it with the Monetary Authority of Singapore.

2 The reporting persons disclaim membership in a group.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                N.A.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                N.A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                N.A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                N.A.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


MATERIAL TO BE FILED AS EXHIBITS

1.   Power of Attorney by Minister for Finance, Singapore dated 5 March 1998

2.   Power of Attorney by Monetary Authority of Singapore dated 6 March 1998


(Incorporated by reference to Exhibit No. 1 and 2 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




      31 May, 2005
-----------------------------
      Date                             Government of Singapore Investment
                                       Corporation Pte Ltd


                                       by  /s/ Ang Siok Beng      Julia Yap
                                           -----------------      --------------
                                           Ang Siok Beng          Julia Yap
                                           Senior Manager         Senior Manager


                                       Government of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact

                                       by  /s/ Ang Siok Beng      Julia Yap
                                           -----------------      --------------
                                           Ang Siok Beng          Julia Yap
                                           Senior Manager         Senior Manager


                                       Monetary Authority of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact

                                       by  /s/ Ang Siok Beng      Julia Yap
                                           -----------------      --------------
                                           Ang Siok Beng          Julia Yap
                                           Senior Manager         Senior Manager